EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
CASTLE BRANDS INC. ANNOUNCES 2006 FISCAL YEAR RESULTS
Gains in Growing US Market Lead Spirits Supplier to 68% Revenue Increase
New York, NY (June 27, 2006) — Castle Brands Inc. (AMEX: ROX), an international spirits supplier headquartered in New York City, today reported financial results for the fiscal year ended March 31, 2006. For the 2006 fiscal year, Castle Brands posted net sales of $21.1 million, representing a 68% increase over the previous year. Gross profit increased 94% to $7.5 million during the period, up from $3.9 million in the prior fiscal year. Strong gains in the important growing premium segments in the United States market, along with a strengthening of the Castle Brands sales force, led the Company to a 57% jump in 9 liter case sales to 267,052 for the year against the 2005 fiscal. These increases reflect both organic growth and growth from additions to the Company’s brand portfolio.
“Castle Brands’ impressive growth in overall net sales, gross profit and case sales this past fiscal year was driven by our dedication to building one of the best premium portfolios in the industry, supported by a dedicated sales force whose abilities and expertise we believe rival those of our biggest competitors,” said Mark Andrews, Chairman and Chief Executive Officer. “We placed an intense emphasis on distribution, reinforcing our sales infrastructure and investing effectively behind our brands. This strategy helped us make great strides in all of our key domestic and international markets and led to a nearly five percentage point boost in our gross margins for the year, coupled with a dramatic improvement in our sales and marketing expenses as a percentage of our net sales.”
Castle Brands’ gross margin increased to 35% during the 2006 fiscal year compared to 31% for the prior fiscal year. Selling expenses as a percentage of net sales in fiscal 2006 declined to 62%, compared to 92% in 2005 and 112% in 2004, although they increased substantially each year in absolute terms. We believe that this trend illustrates the effectiveness of our brand building efforts.

Operating losses for fiscal 2006 totaled $11.9 million reflecting the company-stated strategic objectives to invest in brands and infrastructure for long-term returns.
Company Background
Castle Brands Inc. is an emerging developer and global marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, Irish whiskey and liqueurs/cordials. Since its predecessor’s formation in 1998, the Company has invested over $60 million in capital to develop its operating platform, acquire and grow its branded portfolio of distinctive premium spirits and establish U.S. and international sales and distribution. Castle Brands completed an initial public offering of common stock in April 2006. The Company’s premium spirits brands are comprised of brands it owns, including Boru vodka, Knappogue Castle Whiskey, the Clontarf Irish Whiskeys, Sea Wynde Rum, and Brady’s Irish Cream Liqueur, brands for which it possesses certain marketing and distribution rights directly, including Gosling’s Rums and Celtic Crossing Liqueur and as an agency relationship for Pallini Liqueurs.
“Castle Brands has the right portfolio to capitalize on the current key drivers of growth in the spirits industry, including an increased preference of spirits by consumers over beer and wine; a renewed interest in stepping up from value spirits to premium and super premium brands; and increased consumer identification with particular spirits brands to convey status and self image,” continued Andrews.
Fiscal 2006 Sales
Castle Brands markets, sells and distributes its premium spirits portfolio in all 50 states and a growing number of international markets. Company operations are managed in two geographic divisions, U.S. and International. Core growth markets within these divisions include the United States, Canada, the Republic of Ireland, the United Kingdom, Germany, France & Italy.
The United States continued to be a key market for Castle Brands in fiscal 2006, where the Company saw substantial growth totaling 56% of total cases sold. U.S. case volume totaled 149,898, representing a more than 100% increase over the 74,190 sold in the 2005 fiscal year. Castle Brands’ Boru vodka benefited greatly from America’s intense interest in the category, driving a 61% increase in vodka case volume in the U.S. for fiscal 2006. The biggest percentage gain for the Company in the U.S. was seen in the rum category, with over a 400% lift in case volume for the fiscal year, reflecting the implementation of our Gosling-Castle Partners joint venture. Case sales of liqueurs/cordials grew 45%, while case sales of Irish Whiskey grew 71%.

“We believe that Castle Brands is very well positioned to make significant gains in rapidly growing categories in the important United States market, particularly with our Boru vodka and Gosling’s rum brands,” said Andrews. “Since 2000, the imported vodka and imported rum categories in the US have grown 73% and 50%, respectively.”
Castle Brands’ International sales, which totaled 43% of total case volume for fiscal 2006, also experienced impressive gains, up from 95,870 cases in 2005 to 117,154 cases in the 2006 fiscal. Rum was the fastest growing category for the Company’s International business, again reflecting the implementation of our Gosling-Castle Partners joint venture, with an increase from 400 cases in 2005 to 13,500 cases in the 2006 fiscal. This was followed by liqueurs and cordials case sales up 104%, vodka case sales up 4% and Irish whiskey case sales flat.
Executive Summary Statement
“We are very proud of what we were able to achieve in the 2006 fiscal year. Under tough market conditions, we met all of our annual objectives, growing our brands and supporting them with outstanding sales personnel and an increased marketing effort. This not only resulted in improved net sales and market share, but also positioned Castle Brands very well as we look to expand our presence in our key U.S. and International sales segments.”
“While heavy investment in the Company’s brand building activities and sales and marketing infrastructure in fiscal 2006 led to an expected short-term operating loss of $11.9 million, we believe we are on track to experience continued substantial top-line growth as part of our long-term business strategy. Castle Brands has seen the impressive results which acquisitions, strategic alliances, expanded sales reach and improved marketing can deliver in the growth our business. You can expect us to strategically explore more of the same moving forward, with an unwavering focus towards building shareholder value,” said Andrews.
Fiscal 2007 Outlook
Castle Brands is in the second year of an ambitious five-year business plan designed to develop the Company into a top-tier performer within the premium segments of the spirits industry. For fiscal 2007, the Company will continue its intense focus on expanding its presence in its core growth markets, while seizing upon opportunities in new international markets. Planned investment necessary to reach strategic goals during the second year of the five-year plan, combined with the new expenses derived from the Company’s April 2006 public offering, will lead to an expected loss in the 2007 fiscal year. Meeting its fiscal 2007 strategic goals will signal that Castle Brands is achieving growth ahead of the market segments in which the Company competes; that it is reinforcing and improving distribution networks, which may result in additional charges to earnings; and that it is establishing distribution in new international markets. We anticipate that all of this will result in top-line growth in fiscal 2007, strengthening the Company and tracking successfully towards the Company’s five-year goals. The company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), on April 1, 2006 and anticipates these costs will be about $1.5 — $2.0 million for fiscal 2007.
More about Castle Brands Inc.
Castle Brands is an emerging developer and global marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, Irish whiskey and liqueurs/cordials. Currently, the Castle Brands’ portfolio includes Boru™ Vodka, Gosling’s Rum®, Sea Wynde® Rum, Knappogue Castle® Irish Single Malt Whiskey, Clontarf® Irish Whiskey, Celtic Crossing Liqueur®, Pallini® Limoncello, Raspicello and Peachcello and Brady’s Irish Cream®.
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Forward Looking Statements
This press release includes statements of our expectations, intentions plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.
Conference Call
Castle Brands will host a conference call to discuss full year results on June 28, 2006 at 8:30 a.m. ET. All interested parties are invited to join the conference via live audio webcast, which will be available at http://investor.castlebrandsinc.com. All interested parties who cannot participate in the webcast may alternatively join the conference call by dialing 800-289-0517 (U.S. callers) or 913-981-5529 (international callers). No password is required. The Company suggests that participants dial in approximately ten minutes in advance of the 8:30 a.m. start of the conference call to register.
For those unable to participate in the live call, a replay will be available beginning at 1:00 p.m. ET Wednesday, June 28, 2006 until midnight ET Friday, July 7, 2006 by calling 888-203-1112 (U.S.) or 719-457-0820 (international). The access code is 1478417. A digital audio recording of the conference call will also be available on the Castle Brands website at 1:00 p.m. ET Wednesday, June 28, 2006. The replay will be available for 30 days following the conference call.
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For more information on Castle Brands Inc. please contact:

Amelia Gary
VP-Investor Relations
Castle Brands Inc.
570 Lexington Ave., 29th Floor
New York, NY 10022
Phone: 800-882-8140
ir@castlebrandsinc.com
www.castlebrandsinc.com

CASTLE BRANDS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2005	2006

Sales, net	$12,617,863	$21,149,635

Gross profit	$3,873,004	$7,493,863

Selling expense	11,568,997	13,047,580
General and administrative expense	3,636,626	5,492,925
Depreciation and amortization	323,485	907,409

Operating loss	(11,656,104)	(11,954,051)
Other income (expense), net	1,430	(16,992)
Foreign exchange gain/(loss)	120,500	(337,990)
Interest expense, net	(998,096)	(1,579,283)
Income tax benefit	—	148,151
Minority interests	4,721	655,946

Net loss	(12,527,549)	(13,084,219)

Preferred stock and preferred membership unit dividends	1,252,118	1,596,027

Net loss attributable to common stockholders	$(13,779,667)	$(14,680,246)

Net loss attributable to common stockholders per common share
Basic	$(4.44)	$(4.73)

Diluted	$(4.44)	$(4.73)

Weighted average shares used in computation
Basic	3,106,666	3,106,666

Diluted	3,106,666	3,106,666

CASTLE BRANDS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

			Pro Forma
	March 31,		Adjustments	Pro Forma
	2005	2006	March 31, 2006	March 31, 2006
			(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,676,398	$1,392,016	$24,896,890	$26,288,906
Accounts receivable, net	3,614,816	3,511,215	—	3,511,215
Inventories	5,496,978	6,673,235	—	6,673,235
Other current assets	681,897	1,974,985	—	1,974,985

TOTAL CURRENT ASSETS	15,470,089	13,551,451	24,896,890	38,448,341

EQUIPMENT - net	350,139	407,983	—	407,983
OTHER ASSETS
Intangible assets — net of accumulated amortization of $602,642 and $1,379,389	14,266,584	13,936,427	—	13,936,427
Goodwill	11,636,051	11,649,430	—	11,649,430
Deferred registration costs	—	2,823,594	(2,823,594)	—
Other assets	1,203,614	1,275,325	(297,446)	977,879

TOTAL ASSETS	$42,926,477	$43,644,210	$21,775,850	$65,420,060

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$3,032,383	$3,678,547	$(2,000,000)	$1,678,547
Accounts payable	2,785,179	3,757,515	(867,312)	2,890,203
Accrued expenses, put warrant payable and derivative instrument	2,220,483	2,986,188	(727,930)	2,258,258
Due to stockholders and affiliates	1,610,155	2,121,334	—	2,121,334
Convertible stockholder notes payable	—	1,660,148	(1,660,148)	—
Stockholder notes payable	156,865	147,113	(147,113)	—

TOTAL CURRENT LIABILITIES	9,805,065	14,350,845	(5,402,503)	8,948,342

LONG TERM LIABILITIES
Senior notes payable	4,561,472	4,594,791	—	4,594,791
Notes payable and capital leases, less current maturities	6,678,203	15,350,640	(6,307,937)	9,042,703
Stockholder notes payable	157,347	—	—	—
Convertible stockholder notes payable	1,775,627	—	—	—
Preferred stock and preferred membership units dividends payable	681,280	1,546,480	(1,546,480)	—
Deferred tax liability	2,851,666	2,703,515	—	2,703,515

	26,510,660	38,546,271	(13,256,920)	25,289,351

REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock Series A, B, C	25,210,297	28,447,683	(28,447,683)	—

MINORITY INTERESTS	3,330,677	2,674,731	—	2,674,731

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common stock, $.01 par value, 20,500,000 shares authorized, issued and outstanding 3,106,666 shares at March 31, 2005 and March 31, 2006, 12,009,741 shares pro forma	31,067	31,067	89,031	120,098
Additional paid in capital	18,359,017	17,182,405	63,706,718	80,889,123
Accumulated deficiency	(30,320,668)	(43,404,887)	(315,296)	(43,720,183)
Accumulated other comprehensive (loss)/income	(194,573)	166,940	—	166,940

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(12,125,157)	(26,024,475)	63,480,453	37,455,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$42,926,477	$43,644,210	$21,775,850	$65,420,060

Note: Pro forma adjustments reflect the proceeds of the initial public offering, the payment of certain debt as designated in the “use of proceeds” of the IPO and conversion of series A, B and C preferred stock and related dividends and a portion of convertible notes payable.